Exhibit 5.1

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105-2933
Tel 415.393.8200
www.gibsondunn.com
September 2, 2011
C 94515-00117
ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362

Re:	ValueClick, Inc.
Registration Statement on Form S-3
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of ValueClick, Inc., a Delaware corporation (the “Company”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein of up to 7,481,387 shares of the Company's common stock, par value $0.001 per share (the “Shares”), acquired in connection with the Company's acquisition of Dotomi, Inc. pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 1, 2011 by and among the Company, Dragon Subsidiary Corp. (a wholly-owned subsidiary of the Company), Viper Subsidiary, LLC (a wholly-owned subsidiary of the Company), Dotomi, Inc. and David Vogel as Equityholder Agent (as replaced by Jackie Kelly).
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP